Exhibit (a)(1)

DUKE REALTY CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

MAY 6, 2010

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 6:00 P.M. EASTER DAYLIGHT TIME (“EDT”), ON JUNE 4, 2010,

UNLESS THE OFFER IS EXTENDED

Duke Realty Corporation, an Indiana corporation (the “Company,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding stock options for a number of new restricted stock units (“RSUs”) to be granted under the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “2005 Incentive Plan”). The new RSUs will be granted on the first business day following the completion date of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, which we refer to as the Offer to Exchange.

Stock options eligible for exchange, or eligible options, are those options, whether vested or unvested, that meet all of the following requirements:

•

the options have a per share exercise price equal to or greater than $14.15 (which approximates the 52-week high trading price of our common stock as reported on the New York Stock Exchange and measured from the commencement date of this offer);

•	the options were granted under one of our existing long-term incentive plans;

•	the options are outstanding and unexercised as of the completion date of the Offer to Exchange; and

•	the options were not granted after May 6, 2008.

You are eligible to participate in the option exchange program if you meet all of the following requirements:

•

you are an active employee of the Company on the date this offer commences, and remain an active employee through the completion of the option exchange unless your employment terminates as a result of death or disability following the date this offer commences;

•	you are not one of our executive officers or a member of our board of directors; and

•	you hold at least one eligible option as of the commencement of the option exchange.

The outstanding options that you hold under our long-term incentive plans give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

The exchange ratios for the option exchange (that is, how many options an employee must surrender in order to receive one RSU) are set forth in the table below, and have been determined to ensure that the fair value, for accounting purposes, of the new RSUs is no more than the value of the surrendered options. The applicable stock option values used for computing the exchange ratios were determined using the Black-Scholes option pricing model and recent stock price levels. New RSU grants calculated according to the following exchange ratios will be rounded down to the nearest whole share. Fractional RSUs will not be issued.

Exchange Ratios

Exercise Price of Eligible Options	Number of Eligible Options to be Exchanged for Each New RSU
Less than $22.6799	Not Eligible
$22.6799 to $23.34	3.50
$24.18 to $25.01	3.75
$26.61 to $47.88	4.50

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If you are eligible to participate in the stock option exchange program, you must elect to exchange either all or none of your options. No partial exchanges of your eligible options will be permitted.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date of this offer, and options elected for exchange will no longer be exercisable after that time. The new RSUs will be granted in exchange for the surrendered options on the first business day following the completion date of this offer. New RSUs will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs will vest and convert to shares on the later to occur of a) the second anniversary of the new RSU grant date, and b) the RSU grant date anniversary immediately following the final vesting date of the surrendered option. For example, assuming a new RSU grant date of June 7, 2010:

•	An RSU granted with respect to a fully vested option would vest and convert to shares on June 7, 2012; and

•	An RSU granted with respect to an option that vests on February 10, 2013 would vest and convert to shares on June 7, 2013.

The new RSUs granted in the option exchange will be governed by the terms and conditions of the 2005 Incentive Plan and the RSU award agreement. New RSUs granted in the option exchange will only vest if the holder remains an active employee of the Company or one of its affiliates. New RSUs that are not vested at the time of an employee’s termination of employment will be forfeited, with certain exceptions for termination of employment due to death, disability or retirement, and a change in control of the Company, as determined in accordance with the 2005 Incentive Plan.

If you choose not to participate in the stock option exchange program, you will continue to hold your eligible options on the same terms and conditions and pursuant to the long-term incentive plans and applicable award agreements under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible options for new RSUs in the stock option exchange program. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Stock Option Exchange Program” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the stock option exchange program.

Shares of our common stock are quoted on the New York Stock Exchange under the symbol “DRE.” On May 3, 2010, the closing trading price of our common stock as quoted on the New York Stock Exchange was $13.90 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

As of May 3, 2010, eligible options outstanding under our existing long-term incentive plans were exercisable for approximately 4,423,395 shares of our common stock, or approximately 2% of the total shares of our common stock outstanding.

If you wish to participate in this offer, you must complete and submit the Election Form via U.S. mail, interoffice mail or hand-delivery to:

Tracy Swearingen

Vice President, Taxation

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

All Election Forms must be received by the Company before 6:00 p.m. EDT on June 4, 2010 (or such later time and date as may apply if the Offer to Exchange is extended). Election Forms that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the offer documents.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to Tracy Swearingen (317/808-6133) or Amanda Short (317/808-6225).

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IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR A SUBSIDIARY OF THE COMPANY OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS “AT WILL.”

THE COMPANY RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2005 INCENTIVE PLAN AT ANY TIME, AND THE GRANT OF ANY AWARDS UNDER THE 2005 INCENTIVE PLAN AND THIS OFFER TO EXCHANGE DO NOT IN ANY WAY OBLIGATE THE COMPANY TO GRANT ADDITIONAL RESTRICTED STOCK UNITS, OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE. THE GRANT OF ANY RESTRICTED STOCK UNITS UNDER THE 2005 INCENTIVE PLAN AND THIS OFFER TO EXCHANGE AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

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OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

Summary Term Sheet and Questions and Answers

The following are answers to some of the questions that you may have about the Stock Option Exchange Program. You should read carefully this Summary Term Sheet and Questions and Answers and the entire Offer to Exchange, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in the Offer to Exchange. The Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Summary Term Sheet and Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the Offer to Exchange and the other related documents referenced in the Offer to Exchange. Where appropriate, we have included in this Summary Term Sheet and Questions and Answers references to relevant sections in the Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet and Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange.

Background Information

Q1.	What is the Stock Option Exchange Program?

A1.	The Stock Option Exchange Program is a one-time, voluntary opportunity for eligible employees to exchange eligible “underwater” stock option awards for a lesser number of new restricted stock units (RSUs).

Further details can be found in Section 2 of the Offer to Exchange.

Q2.	What are some key terms used in the Stock Option Exchange Program?

A2.	Here are some key terms used when describing the Stock Option Exchange Program:

Active Employee	An employee of the Company or the Company’s affiliates. An employee is not an “active employee” if he or she (i) has provided the Company a notice of resignation or (ii) has received a notice of termination of employment from the Company or one of the Company’s affiliates.

Commencement Date	May 6, 2010, the date the Stock Option Exchange Program offering period opens.

Completion Date	The date and time the offering period ends. The completion date is expected to be June 4, 2010, at 6:00 p.m. Eastern Daylight Time (EDT), but is subject to change. The Company may extend the offering period and delay the completion date in its sole discretion.

Eligible Employees	Active employees as of the commencement date who remain active employees through the completion date, unless their termination of employment is due to death or disability after the commencement date. Executive officers and members of the Company’s Board of Directors are not “eligible employees.”

Election Form	The form provided to eligible employees that must be signed and submitted to the Company no later than 6:00 p.m. EDT on the completion date in order to participate in the Stock Option Exchange Program.

Eligible Option

A stock option grant that:

(i)     has a per share exercise price equal to or greater than $14.15;

(ii)    that remains outstanding and unexercised as of the completion date; and

(iii)  that was granted prior to May 6, 2008;

Exchanged Options	Eligible options that, as of the completion date, eligible employees elect to exchange for new RSUs in the Stock Option Exchange Program.

Exercise Price

The purchase price per share of the common stock underlying a stock option, which is typically equal to the per share closing trading price of the Company’s common stock on the grant date, as reported on the New York Stock Exchange. The exercise price is a fixed price per share at which you can purchase the Company common stock once the stock options vest.

Grant Date	The date an equity award, such as a stock option or RSU, is granted.

Individual Stock Option Exchange Schedule	A schedule to be provided to you indicating the stock options that are eligible for the Stock Option

Exchange Program and the number of RSUs you will receive if you elect to participate in the program.

Executive Officers	The executive officers of the Company listed on Schedule A of the Offer to Exchange.

New RSUs	New restricted stock units (RSUs) that are granted to eligible employees who choose to participate in the Stock Option Exchange Program in exchange for the cancellation of their eligible options.

Offer or Offer to Exchange

The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units.” The Offer to Exchange contains the terms and conditions of the Stock Option Exchange Program and may be amended and supplemented from time to time.

Offering Period

The period between the commencement date and the completion date, during which eligible employees can choose to exchange eligible options in the Stock Option Exchange Program. Currently, the offering period is May 6, 2010 through 6:00 p.m. EDT on June 4, 2010 but is subject to change. The Company may extend the offering period and delay the completion date in its sole discretion.

Option Exchange	The exchange of eligible options for new RSUs pursuant to the stock option exchange program.

Restricted Stock Unit (RSU)

An equity award granted under the 2005 Incentive Plan representing the right to receive shares of the Company’s common stock in the future; however, that right is “restricted” until the vesting criteria and other terms and conditions set forth in the relevant agreements and governing equity plan documents are satisfied.

SEC	The United States Securities and Exchange Commission.

Stock Option Expiration Date	The date a stock option expires and is no longer available for exercise. For the Company, this is typically 10 years following the grant date of a stock option.

Underwater	Stock option grants that have an exercise price that is higher than the current trading price of the Company’s common stock are considered to be underwater.

Vesting Date

The date on which a portion of your stock option grant vests and becomes available for exercise or a portion of your RSU grant vests and shares are released. Once an RSU vests, the underlying shares of the Company’s common stock will be issued to you, after an adjustment for required tax withholdings.

Q3.	Why is the Company offering the Stock Option Exchange Program?

A3.	We believe that stock-based awards are a significant component of our key employees’ total incentive benefits, provide motivation to create long-term shareholder value, and are an important tool in retaining our best employees. However, due to the significant decline of our stock price since the onset of the financial crises, many of our employees now hold stock options that are significantly underwater. We believe that many employees view such options as having little or no value. In addition, the market for key employees remains extremely competitive notwithstanding the current economic turmoil. As a result, we believe that the outstanding stock options are no longer effective at providing the incentives that our Board and Executive Compensation Committee believe are necessary to motivate and retain our employees.

The option exchange program is an efficient use of shares available under the 2005 Incentive Plan because it will restore incentive to our employees and encourage retention while reducing the number of shares subject to outstanding awards, thereby reducing potential dilution to our shareholders. The stock option exchange program is designed so that the company will incur little or no incremental compensation cost, which makes the program an effective way to capture value for the significant costs already expensed with respect to the underwater options, while providing meaningful incentives for future performance.

See also: Section 3 of the Offer to Exchange

Q4.	How do RSUs differ from stock options?

A4.	The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of the Company common stock at a fixed price for a fixed period of time.	The right to receive shares of the Company common stock in the future at no cost to the employee.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of the Company’s stock is greater than the exercise price, then you can purchase the underlying shares for the exercise price and, subject to certain stock ownership guidelines for senior management, you can either keep the shares as an investment or sell them.

However, when the Company’s stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once a restricted stock unit vests, a share of the Company stock is issued to you and at no cost to you, other than withholding for applicable taxes associated with the RSU. Once the Company stock is issued to you following the vesting of the RSU, subject to certain stock ownership guidelines for senior management, you can either keep it as an investment or sell it.

Example (assumes vested options and RSUs and no taxes)

If you are awarded a stock option with a per share exercise price of $15 and the Company stock price subsequently increases to $20, the option will be worth $5 if exercised on that later date.

If you are awarded a stock option with a per share exercise price of $15 and the Company stock price subsequently decreases to $10, the option will have no intrinsic value as of that later date.

If the stock price on the grant date of your RSU is $15, and the Company stock price subsequently increases to $20, each RSU will be worth $20 as of that later date.

If the stock price on the grant date of your RSU is $15, and the Company stock price subsequently decreases to $10, each RSU will be worth $10 as of that later date.

Eligibility

Q5.	How do I know whether I am eligible to participate in the Stock Option Exchange Program?

A5.	You will be eligible to participate in the Stock Option Exchange Program if:

•	You are an active employee on the commencement date,

•	You remain an active employee through the completion date, with certain exceptions for death and disability, and

•	You have at least one eligible option.

The Company’s executive officers and members of the Company’s Board of Directors may not participate in the Stock Option Exchange Program.

See also: Section 1 of the Offer to Exchange

Q6.	How do I know which options are eligible for the Stock Option Exchange Program?

A6.	If you are eligible to participate in the Stock Option Exchange Program, you will receive a schedule (“Individual Stock Option Exchange Schedule”) from the Company indicating which stock options are eligible for the program, and the number of RSUs to which you will be entitled if you elect to exchange the stock options for RSUs. In order for your stock option awards to be eligible, they must:

•	Have been granted before May 6, 2008,

•	Have a stock option expiration date of June 4, 2010 or later, and

•	Have a per share exercise price that is equal to or greater than $14.15.

See also: Section 2 of the Offer to Exchange

Terms and Conditions of the Option Exchange and New RSUs

Q7.	How many new RSUs will I receive for the eligible options that I exchange?

A7.	If you are eligible to participate in the Stock Option Exchange Program, your Individual Stock Option Exchange Schedule will indicate how many new RSUs you are eligible to receive in exchange for your eligible options. The number of new RSUs that you are eligible to receive in exchange for an eligible option will be based upon the “exchange ratios” set forth in the below table, which will depend on the exercise price of your eligible options.

Exchange Ratios

Exercise Price of Eligible Options	Number of Eligible Options to be Exchanged for Each New RSU
Less than $22.6799	Not Eligible
$22.6799 to $23.34	3.50
$24.18 to $25.01	3.75
$26.61 to $47.88	4.50

The exchange ratios apply to each of your eligible option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU.

Example

Using the above table, if you own an option that allows you to purchase 2,000 shares of the Company common stock for a per share exercise price of $24.18, you will receive 533 new RSUs on the completion date. To calculate this amount divide the 2,000 shares subject to the eligible option by 3.75 (the exchange ratio for an eligible option with an exercise price between $24.18 and $25.01), and round down to the nearest RSU.

You will not have to calculate the number of new RSUs you will receive for the eligible options you elect to exchange in the option exchange. Your Individual Stock Option Exchange Schedule lists the number of new RSUs you are eligible to receive for each of your eligible option grants.

You will be required to elect to exchange all or none of your stock options. You will not be permitted to elect to exchange only a portion of your stock options.

See also: Section 2 of the Offer to Exchange

Q8.	Will the terms and conditions of my new RSUs be the same as my exchanged options?

A8.	No. RSUs are a different type of award than stock options, and the terms and conditions of your new RSUs will be different from the exchanged options. Also, the vesting schedule of new RSUs will be different from the vesting schedule of the exchanged options. In addition, the tax treatment of the new RSUs may differ significantly from the tax treatment of your exchanged options.

New RSUs will be granted under the Company’s 2005 Incentive Plan and will be subject to a RSU Award Certificate. Copies of the Company’s 2005 Incentive Plan and the RSU Award Certificate are exhibits to a document the Company filed with the SEC called a “Schedule TO,” which is available at the SEC website at www.sec.gov.

See also:

•

Answers to Question 10, “When will my new RSU awards vest?” and Question 21, “Will I have to pay taxes if I participate in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

Q9.	When will I receive my new RSUs?

A9.	The grant date of the new RSUs will be the first business day following the completion date. If the offering period is extended, the completion date and the grant of the new RSUs will be correspondingly delayed. Please note that it may take a several days from the completion date for you to receive your RSU award agreement. You will receive the shares of the Company common stock subject to your new RSUs if and when your new RSUs vest.

See also:

•	Answer to Question 10, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Sections 6 and 9 of the Offer to Exchange

Q10.	When will my new RSU awards vest?

A10.	If you decide to exchange your eligible options, your new RSUs will be unvested on the grant date, even if the eligible options you exchanged were completely vested. The new RSUs will vest and be converted to shares of Company common stock on the later to occur of a) the second anniversary of the new RSU grant date, and b) the anniversary of the RSU grant date immediately following the final vesting date of the surrendered option. For example, assuming a new RSU grant date of June 7, 2010, and assuming you remain an employee of the Company as of the vesting date:

•	An RSU granted with respect to a fully vested stock option would vest on June 7, 2012, and

•	An RSU granted with respect to a stock option that vests on February 10, 2013 would vest on June 7, 2013.

The vesting schedule of your new RSUs will be identified on your Individual Stock Option Exchange Schedule. The new RSUs granted in the option exchange will be governed by the terms and conditions of the 2005 Incentive Plan and the RSU award agreement. New RSUs granted in the option exchange will only vest if the holder remains an active employee of the Company or one of its affiliates. New RSUs that are not vested at the time of an employee’s termination of employment will be forfeited, with certain exceptions for termination of employment due to death, disability or retirement, and a change in control of the Company, as determined in accordance with the 2005 Incentive Plan and the RSU award agreement.

Participating in the Option Exchange

Q11.	How do I participate in the Stock Option Exchange Program?

A11.	If you choose to participate in the Stock Option Exchange Program, you must submit a signed Election Form to the following address via U.S. mail, interoffice mail or hand-delivery no later than 6:00 p.m. EDT on the completion date:

If you wish to participate in this offer, you must complete and submit the Election Form to:

Tracy Swearingen

Vice President, Taxation

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

You may revoke your election by sending written notice to the above address prior to 6:00 p.m. EDT on the completion date.

See also:

•	Answer to Question 12, “Am I required to participate in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 4 of the Offer to Exchange

Q12.	Am I required to participate in the Stock Option Exchange Program?

A12.	No. Participation in the Stock Option Exchange Program is voluntary. If you choose not to participate in the offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.

See also: Section 2 of the Offer to Exchange

Q13.	Can I choose which eligible options I want to exchange?

A13.	No. You must elect to exchange all or none of your eligible stock options.

See also: Section 2 of the Offer to Exchange

Q14.	Do I have to pay for new RSUs?

A14.	You do not have to make any cash payment to the Company to receive a grant of new RSUs in exchange for your exchanged options. You also do not have to pay the Company to receive the shares of the Company common stock that become issuable to you if your new RSUs vest; however, the number of shares of Company common stock issued to you will be reduced to reflect required tax withholdings due upon receipt of the shares.

See also:

•	Answer to Question 21, “Will I have to pay taxes if I participate in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 9 and 14 of the Offer to Exchange

Q15.	How do I decide whether I should participate in the Stock Option Exchange Program?

A15.	First, review all of the materials provided to you in connection with the Offer to Exchange, including this Summary Term Sheet and Questions and Answers. You should also review a document filed by the Company with the SEC called a “Schedule TO,” and the exhibits to the Schedule TO, all of which are available on the SEC website at http://www.sec.gov.

In addition to reviewing the materials, please note the following:

1.	It is not a one-for-one exchange. You’ll receive fewer new RSUs than eligible options.

2.	RSUs provide value upon vesting even if the Company’s stock price does not increase after the grant date. However, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, options you choose to exchange could be economically more valuable than the new RSUs received by you pursuant to the option exchange.

3.	New RSUs granted in the option exchange will be subject to new longer vesting schedules, even if the eligible options you exchange are fully vested.

4.	Don’t forget to consider taxes. In general, your new RSUs will be taxed in the year they vest. The tax treatment of stock options differs from RSUs, and in the case of incentive stock options, may be more favorable than the tax treatment of RSUs. See Section 14, Material Income Tax Considerations, of the Offer to Exchange.

Please also note that no one from the Company is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Stock Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also:

•	Sections 3 and 9 of the Offer to Exchange

•	Risks of Participating in the Stock Option Exchange Program in the Offer to Exchange

Q16.	Is the Company making any recommendation as to whether I should exchange my eligible options?

A16.	No. the Company is providing you with as much information as possible to assist you in making your own informed decision. However, the Company is not making any recommendation as to whether you should accept the Offer to Exchange. No one from the Company is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Stock Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

See also:

•	Section 3 of the Offer to Exchange

•	Risks of Participating in the Stock Option Exchange Program in the Offer to Exchange

Exchanged Options

Q17.	When will my exchanged options be cancelled?

A17.	Your exchanged options will be cancelled as of the first business day following the completion date. If the Offer to Exchange is extended and the completion date delayed, the cancellation of your exchanged options will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange

Q18.	Will I be required to give up all of my rights under the exchanged options?

A18.	Yes. Once the Company has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those exchanged options. The Company will cancel all exchanged options as of the first business day following the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange

Q19.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?

A19.	No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your new RSUs. Your new RSUs will be granted to you as of the first business day following the completion date. If the Offer to Exchange is extended and the completion date delayed, the date on which new RSUs are granted will be correspondingly delayed. In order to receive the shares covered by the new RSU grant, you must continue to be an employee and eligible for vesting under the terms of the 2005 Incentive Plan and the RSU Award Certificate.

Please note that it may take several days from the completion date for you to receive the RSU Award Certificate for your new RSUs.

See also:

•	Answer to Question 10, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

New RSUs

Q20.	Do I need to exercise my new RSUs in order to receive shares?

A20.	No. Unlike stock options, which you must exercise in order to receive the underlying shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your new RSUs vest in accordance with the vesting schedule set forth in the RSU Award Certificate, you will automatically receive the shares subject to the new RSUs promptly thereafter, after reduction for required tax withholdings. New RSUs that do not vest will be forfeited.

See also: Section 9 of the Offer to Exchange

Tax Consequences

Q21.	Will I have to pay taxes if I participate in the Stock Option Exchange Program?

A21.	If you participate in the Stock Option Exchange Program, you will not be required to recognize income for income taxes or other tax purposes at the time of the exchange, or when the new RSUs are granted. You generally will recognize income for income tax and other tax purposes when the new RSUs vest and the shares underlying the new RSUs are issued to you.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Stock Option Exchange Program.

See also:

•	Section 14 of the Offer to Exchange

Q22.	What are the differences in the tax treatments between RSUs and stock options?

A22.	RSUs

With respect to RSUs, a participant will not recognize income at the time a stock unit award is granted. Upon receipt of shares of common stock in settlement of an RSU, a participant will recognize ordinary income equal to the fair market value of the common stock as of that date.

Stock Options

The tax treatment of stock options depends on whether the stock options are nonstatutory or statutory stock options. Most stock options granted by the Company were nonstatutory stock options. Your Individual Stock Option Exchange Schedule will indicate the number of statutory and nonstatutory options that are outstanding. There are no federal income tax consequences to the optionee upon the grant of a nonstatutory stock option. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held. There are also typically no federal income tax consequences to the optionee upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Stock Option Exchange Program.

Options Not Exchanged

Q23.	What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?

A23.	If you choose not to participate or your eligible options are not accepted for exchange, your eligible option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such eligible option grants.

See also: Section 6 of the Offer to Exchange

Withdrawing Previous Elections

Q24.	May I change my mind and withdraw from the Offer to Exchange?

A24.	Yes. You may change your mind after you have made your election and withdraw eligible options at any time before 6:00 p.m. EDT on the completion date by changing your existing election. To change your existing election, you must follow the same steps as making an initial election.

Upon submission of a new election, your prior election will be null and void.

Please note that the last valid election that you make before 6:00 p.m. EDT on the completion date will be final.

See also:

•	Question 11 of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Q25.	What if I withdraw my election and then decide again that I want to participate in the Stock Option Exchange Program?

A25.	If you have withdrawn your election to participate and then decide again that you would like to participate in the Stock Option Exchange Program, you may re-elect to participate by submitting a new properly completed election form before 6:00 p.m. EDT on the completion date.

Please note that the last valid election that you make before 6:00 p.m. EDT on the completion date will be final.

See also:

•	Question 11 of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q26.	If the Company extends or changes the Offer to Exchange, how will you notify me?

A26.	If the Company extends or otherwise changes the Offer to Exchange, the Company will promptly issue an email and/or other form of communication disclosing the extension or change.

See also: Sections 2 and 15 of the Offer to Exchange

Q27.	Are there any conditions to the Offer to Exchange?

A27.	Yes. The completion of the Offer to Exchange is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, the Company will not be obligated to accept and exchange properly tendered eligible option grants, though the Company may elect to do so at its sole discretion.

The offer is not conditioned upon a minimum number of eligible employees participating or a minimum number of stock options being surrendered.

See also: Sections 2 and 7 of the Offer to Exchange

Q28.	What if the Company is acquired by another company?

A28.

Although the Company currently does not anticipate a merger or acquisition, if the Company merges or consolidates with or is acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable stock option plan and option award agreement. Further, if the Company is acquired prior to the completion date, the Company reserves the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new RSUs in exchange for them pursuant to the Offer to Exchange. If the Company is acquired prior to the completion date but does not withdraw the offer, the Company (or the successor entity) will notify you of any material changes to the terms of the Offer to Exchange or the new RSUs, including any adjustments to the number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of the Company’s common stock in connection with the acquisition. As a result of this adjustment, you may receive new RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

Availability of Additional Information

Q29.	Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?

A29.	You should direct questions about the Offer to Exchange and requests for additional copies of the Offer to Exchange and the other documents referred to herein to:

Tracy Swearingen

Duke Realty Corporation

Vice President, Taxation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

317-808-6133

See also: Section 17 of the Offer to Exchange

FORWARD-LOOKING STATEMENTS

The Offer to Exchange and the documents incorporated by reference into the Offer to Exchange contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We are under no obligation, and expressly disclaim any intention nor obligation, to update or alter any forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE STOCK OPTION EXCHANGE PROGRAM

Participating in the Stock Option Exchange Program involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the Schedules to this Offer to Exchange, and in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Stock Option Exchange Program.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the new RSUs that you receive in exchange for them.

Because the exchange ratios of this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options could be economically more valuable than the new RSUs received by you pursuant to this offer. For example, if you exchange an eligible option to purchase 1,000 shares with an exercise price of $22.68 per share, you would receive 285 new RSUs (based on an exchange ration of 3.50). Assume, for illustrative purposes only, that the price of our common stock increases to $32.68 per share following the completion of the option exchange. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $32.68 per share, you would have realized a pre-tax gain of $10,000, but if you exchanged your eligible option grant for new RSUs, and immediately sold the shares subject to the new RSU grant upon vesting when the price of our common stock is $32.68 per share, you would realize a pre-tax gain of only $9,314.

Your new RSUs will not be vested on the grant date, and if your employment with the Company terminates prior to the vesting of such new RSUs, you will not receive, any value for your new RSUs.

The new RSUs will be subject to a new vesting schedule. If your service with the Company terminates other than by reason of your death, disability or retirement (whether voluntarily or involuntarily) prior to the date your new RSUs vest, you will not receive the shares subject to those new RSUs. Instead, your new RSUs will expire immediately upon your termination of employment, under the terms of the 2005 Incentive Plan and the RSU Award Certificate. As a result, you would not receive any value from your new RSUs. If you had not elected to exchange stock options for RSUs, some or all of these options had vested prior to your termination of employment, and some or all of the options were no longer underwater prior to your termination of employment, it is possible that you could have realized more value by retaining the options and exercising them prior to your termination of employment. See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs.”

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and our subsequent public filings as updated from time to time by us, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

May 6, 2010

THE OFFER TO EXCHANGE

The following represents the Offer to Exchange. You should read carefully this entire Offer to Exchange, the Summary Term Sheet and Questions and Answers, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer to Exchange. Please review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange. Certain terms used in this Offer to Exchange are defined in the answer to Question 2 of the Summary Term Sheet and Questions and Answers, “What are some key terms used in the Stock Option Exchange Program?”

Section 1. Eligibility.

Pursuant to the stock option exchange program, the Company is offering certain employees the opportunity to exchange eligible options to purchase up to an aggregate of 4,423,395 shares of the Company’s common stock, whether vested or unvested, that were granted under one of the Company’s existing long-term incentive plans and have a per share exercise price equal to or greater than $14.15. These eligible options may be exchanged for a lesser number of new restricted stock units (“RSUs”) to be granted under the 2005 Incentive Plan. In order to participate in the option exchange, you must be an eligible employee holding outstanding eligible options as of the commencement date and the completion date.

You are an “eligible employee” if you are an active employee as of the commencement date and you remain an active employee in an eligible location through the completion date. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the commencement of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. In addition, you will not be an eligible employee for purposes of this offer if you cease to be an active employee for any reason from the commencement date through the completion date of the offer except for a termination of your employment by reason of death or disability. Our executive officers and members of our board of directors, who are listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Stock Option Exchange Program.

Except as provided by applicable law and/or any employment agreement between you and the Company, your employment with the Company remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in the Company’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with the Company or any of its affiliates. The grant of new RSUs in connection with the Offer to Exchange is a one-time benefit and will not provide you with the right to receive any future equity award grants under the Company’s equity plans or otherwise. In order to vest in your new RSUs and receive the shares subject to the new RSUs, your employment with the Company generally must not be terminated through each applicable vesting date. If your employment terminates before your new RSUs vest, and subject to certain limited exceptions for death, disability and retirement, or in the event of a change in control of the Company, as set forth in the 2005 Incentive Plan and the RSU Award Certificate, your new RSUs will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new RSUs.

Only eligible options will be accepted for exchange in the option exchange. An “eligible option” must meet all of the following criteria:

•	the option is held by an eligible employee;

•	the option was granted with a per share exercise price equal to or greater than $14.15;

•	the option was granted prior to May 6, 2008;

•	the option is outstanding and unexercised as of the completion date;

•	the option is properly elected to be exchanged; and

•	the option is not validly withdrawn before 6:00 p.m. EDT on the completion date.

An option will not be eligible for exchange (and any election with regard to such option will be disregarded), if, on the completion date, the per share exercise price of the option is less than the per share closing trading price of the Company’s common stock on the New York Stock Exchange.

Section 2. Types of Awards Granted in the Option Exchange; Number of New RSUs; Completion Date.

The Company will be granting new RSUs to eligible employees in exchange for the cancellation of eligible options. If you elect to participate in the option exchange, you will receive new RSUs in exchange for the cancellation of your eligible options.

The tables below set forth the exchange ratios to be used based on the exercise price of your eligible options. The exchange ratios apply to each of your eligible options separately depending on their exercise price. This means that the various eligible options you have been granted may be subject to different exchange ratios.

Exercise Price of Eligible Options	Number of Eligible Options to be Exchanged for Each New RSU
Less than $22.6799	Not Eligible
$22.6799 to $23.34	3.50
$24.18 to $25.01	3.75
$26.61 to $47.88	4.50

For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU for each exchange ratio. Fractional RSUs will not be granted in the option exchange.

Example

Using the above table, if you own an option that allows you to purchase 2,000 shares of the Company common stock for a per share exercise price of $24.18, you will receive 533 new RSUs on the completion date. To calculate this amount divide the 2,000 shares subject to the eligible option by 3.75 (the exchange ratio for an eligible option with an exercise price between $24.18 and $25.01), and round down to the nearest RSU.

You will not have to calculate the number of new RSUs you will receive for the eligible options you elect to exchange in the option exchange. Your Individual Stock Option Exchange Schedule lists the number of new RSUs you are eligible to receive for each of your eligible option grants.

Participation in this offer is completely voluntary. You must exchange all or none of your eligible stock options. We are not accepting partial tenders of eligible stock options.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date, and eligible options elected for exchange will no longer be exercisable after that time. The new RSUs will be granted in exchange for the exchanged options as of the completion date.

The completion date will be 6:00 p.m. EDT on June 4, 2010, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3. Purposes of the Offer and Reasons for Structure of the Offer.

The purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We granted the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We and other companies have been impacted by the global economic downturn, as well as other macroeconomic factors. As a result of these factors, our outstanding options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The new RSUs may have greater employee retention value than the exchanged options and therefore benefit the Company in its efforts to retain valuable employees.

In determining how to increase the retentive and motivational value of equity awards for employees, different alternatives were considered. The structure of the offer was chosen as it provides the further benefit of reducing the potential number of Company common shares that would need to be issued if the outstanding eligible options were exercised. Although these options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options unless they are surrendered or cancelled. The Stock Option Exchange Program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources. We also believe that the structure of the offer is in accordance with our current long term compensation philosophy that is aligned toward RSUs and away from stock options.

Since the offer is structured to replace underwater options with new RSUs with a fair value of that is approximately equal to surrendered underwater options, we expect to recognize little or no incremental compensation expense. The only compensation expense we may incur would result from fluctuations in our stock price and other stock option pricing model variables between the time the exchange ratios were set, shortly before the option exchange commenced, and the time when the new RSUs are issued on the completion date of the option exchange. As a result, the option exchange will allow us to realize real incentive and retention benefits from the new RSUs, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options that are surrendered.

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets outside of the normal scope of our business;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard.

Section 4. Procedures for Electing to Exchange Options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in this offer, you must complete and submit your Election Form via U.S. mail, interoffice mail or hand-delivery to the following before 6:00 p.m. EDT on the completion date, which is expected to be June 4, 2010.

Tracy Swearingen

Duke Realty Corporation

Vice President, Taxation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Your election to participate becomes irrevocable at 6:00 p.m. EDT on the completion date, which is expected to be June 4, 2010 unless the offer is extended, in which case your election will become irrevocable after the new completion date. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before 6:00 p.m. EDT on the completion date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 6:00 p.m. EDT on the completion date.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the first business day following the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

Section 5. Withdrawal Rights and Change of Election.

You may withdraw the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected to exchange at any time before 6:00 p.m. EDT on the completion date, which is expected to be June 4, 2010. If we extend the offer, you may withdraw all of your options at any time until the extended completion date.

To withdraw the options that you previously elected to exchange, you must submit a new Election Form using the procedures set forth in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 6:00 p.m. EDT on the completion date.

If you withdraw all of your eligible option grants, you may re-elect to exchange the withdrawn eligible option grants again at any time before 6:00 p.m. EDT on the completion date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible option grants before 6:00 p.m. EDT on the completion date. To re-elect to exchange some or all of your eligible option grants, you must submit a new Election Form to the Company before 6:00 p.m. EDT on the completion date by following the procedures described in Section 4 of this Offer to Exchange. This new Election Form must be properly completed and submitted and must list all eligible option grants you wish to exchange. Any prior Election Form will be disregarded.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee. Although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options within 40 business days of the commencement of this offer, you may withdraw your tendered options at any time thereafter.

Section 6. Acceptance of Options for Exchange; Grant of New RSUs.

Upon the terms and conditions of this offer, effective as of the completion date, we will accept for exchange all eligible option grants properly elected for exchange and not validly withdrawn before 6:00 p.m. EDT on the completion date, which is expected to be June 4, 2010. Options accepted for exchange will be cancelled and you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the first business day following the completion date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, effective as of the completion date, we will accept all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of eligible options. This notice may be made by press release, email or other method of communication.

We will grant new RSUs on the first business day following the completion date. We expect the completion date to be June 4, 2010. However, if the offer is extended and the completion date delayed, the grant of new RSUs will be correspondingly delayed.

All new RSUs will be granted under the 2005 Incentive Plan and will be subject to the terms and conditions of a RSU Award Certificate between you and the Company. You will receive your documentation of your new RSUs within several days after the expiration of the offer. You will receive the shares subject to the new RSUs when and if your new RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8. Price Range of Shares Underlying the Options.

The shares of the Company common stock underlying your options are traded on the New York Stock Exchange under the symbol “DRE.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported on the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended December 31, 2010
Second Quarter (through May 3, 2010)	$14.15	$12.29
First Quarter	13.37	10.26
Fiscal Year Ended December 31, 2009
Fourth Quarter	$12.90	$10.84
Third Quarter	13.71	7.45
Second Quarter	10.55	5.16
First Quarter	12.25	4.07
Fiscal Year Ended December 31, 2008
Fourth Quarter	$24.12	$3.85
Third Quarter	27.02	20.62
Second Quarter	27.05	21.94
First Quarter	26.01	20.56

As of May 3, 2010, the last sale price of our shares, as reported on the New York Stock Exchange, was $13.90 per share. As of May 3, 2010, there were 224,318,663 outstanding shares of the Company common stock.

Among other things, you should evaluate current market quotations for shares of our common stock before deciding whether or not to accept this offer.

Section 9. Source and Amount of Consideration; Terms of New RSUs.

Consideration.

We will grant new RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. New RSUs are equity awards under which the Company promises to issue shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional RSUs will be rounded down to the nearest whole RSU or nearest whole share. You do not have to make any cash payment to the Company to receive your new RSUs. You also do not have to make any cash payment to the Company to receive the shares subject to RSUs upon vesting. The receipt of shares upon vesting of new RSUs may be subject to taxation as described in Section 14 of this Offer to Exchange.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, options to purchase an aggregate of 4,423,395 shares would be surrendered and we will grant new RSUs covering a total of approximately 1,150,559 shares of the Company common stock, which would be approximately 0.5% of the total shares of the Company common stock outstanding as of May 3, 2010.

General Terms of New RSUs.

New RSUs will be granted under the 2005 Incentive Plan and will be subject to a RSU Award Certificate between you and the Company. RSUs are a different type of equity award than stock options and therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the eligible options that you tendered for exchange. The current plan document and form of RSU Award Certificate is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. You should note that the vesting schedule of your new RSUs will differ from your exchanged options, as described below.

The following description summarizes the material terms of the new RSUs and the 2005 Incentive Plan. Our statements in this Offer to Exchange concerning the 2005 Incentive Plan, and new RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2005 Incentive Plan and the RSU Award Certificate under that plan. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.

Vesting of New RSUs.

Each new RSU will represent a right to receive one share of the Company’s common stock on a specified future date but only if the new RSU vests. New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs will vest and convert to shares on the later to occur of a) the second anniversary of the new RSU grant date, and b) the RSU grant date anniversary immediately following the final vesting date of the surrendered option. For example, assuming a new RSU grant date of June 7, 2010:

•	An RSU granted with respect to a fully vested option would vest and convert to shares on June 7, 2012; and

•	An RSU granted with respect to an option that vests on February 10, 2013 would vest and convert to shares on June 7, 2013.

New RSUs will only vest if the award holder remains an employee with us or one of our majority-owned subsidiaries, subject only to specific employment termination exceptions for death, disability and retirement, or in the event of a change of control of the Company, under the terms and conditions of the 2005 Incentive Plan. Any portion of the new RSUs that are not vested at termination of employment will be forfeited.

Form of payout.

New RSUs granted under this offer and subsequently vested based on the eligible employee’s continued service will be paid out in shares of the Company common stock. We will satisfy all tax withholding and social insurance contribution obligations in the manner specified in your RSU Award Certificate.

Adjustments upon certain events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if the Company is acquired prior to the completion date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new RSUs. If the Company is acquired prior to the completion date but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs, including any adjustments to the exchange ratios. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive new RSUs covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Stock Option Exchange Program. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their existing terms, and you will not receive any new RSUs or other benefit for your tendered options.

Events Occurring After the Grant Date. In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of the Company common stock effected without receipt of consideration by us, our Compensation Committee shall proportionately adjust the number of shares subject to outstanding RSUs granted under the 2005 Incentive Plan in accordance with the terms of that plan.

In the event of a transaction described in the 2005 Incentive Plan, such as a merger, consolidation, sale of all or substantially all of our assets or our liquidation or dissolution, our Compensation Committee, may in its discretion determine the effect that such a transaction may have upon each outstanding award granted under the plan. Our Compensation Committee may determine that upon such a transaction, an outstanding award granted under the 2005 Incentive Plan: (i) shall become fully vested and, if applicable, exercisable either for a limited period following such a transaction or for the remainder of its term; (ii) shall terminate upon or after such a transaction; (iii) shall be cancelled in exchange for cash in the amount of the excess of the fair market value of the shares subject to the award; or (iv) shall be treated as provided under a combination of the above, or shall be so treated only if not adequately assumed or substituted for by a surviving or successor entity in such a transaction.

Transferability of new RSUs.

New RSUs generally may not be transferred, other than by will or the laws of descent and distribution, unless our Compensation Committee indicates otherwise in your RSU Award Certificate. In the event of your death, any person who acquires your new RSUs by bequest or inheritance may be issued the shares subject to the new RSUs if vested.

Summary of 2005 Incentive Plan.

The RSUs to be issued in the option exchange program will be issued under the 2005 Incentive Plan and the shares of our common stock subject to surrendered options that were originally granted under our 2005 Incentive Plan will be available for future issuance under our 2005 Incentive Plan once the surrendered options are cancelled, The following is a summary of the material terms of the 2005 Incentive Plan as proposed to be amended and is qualified in its entirety by reference to the 2005 Incentive Plan. A copy of the 2005 Incentive Plan prior to the amendment submitted for shareholder approval at this annual meeting may be found attached as Appendix A to the Company’s 2009 Proxy Statement filed on March 18, 2009.

Purpose. The purpose of the 2005 Incentive Plan is to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards. The 2005 Incentive Plan authorizes the granting of stock options, stock appreciation rights, performance awards, restricted stock, RSUs, dividend equivalents and other stock-based or cash-based awards.

Shares Available for Awards. Subject to anti-dilution adjustment, the aggregate number of Shares reserved and available for issuance pursuant to awards granted under the 2005 Incentive Plan is (i) 3,900,000, plus (ii) the number of Shares remaining available for issuance under the Plan as of April 28, 2009. The maximum number of Shares that may be issued upon exercise of incentive stock options is 5,000,000. In order to preserve the deductibility of awards, the 2005 Incentive Plan contains individual limits on the number or dollar value of certain types of awards that may be granted to any one person in a calendar year

Administration. The Executive Compensation Committee administers the 2005 Incentive Plan. The Executive Compensation Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2005 Incentive Plan; and make all other decisions and determinations that may be required under the plan. The Board of Directors may at any time administer the 2005 Incentive Plan. If it does so, it will have all the powers of the Executive Compensation Committee under the 2005 Incentive Plan.

Termination and Amendment. The Board of Directors or the Executive Compensation Committee may, at any time and from time to time, terminate or amend the 2005 Incentive Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, the Board of Directors or the Executive Compensation Committee may condition any amendment on the approval of the shareholders for any other reason.

Registration and sale of shares underlying new RSUs.

All of the shares of our common stock issuable upon the vesting of the new RSUs have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new RSUs, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 10. Information Concerning the Company.

We are a self-administered and self-managed REIT, which began operations upon completion of our initial public offering in February 1986. In October 1993, we completed an additional common stock offering and acquired the rental real estate and service businesses of Duke Associates, whose operations began in 1972. As of December 31, 2009, our diversified portfolio of 762 rental properties (including 211 jointly controlled in-service properties with more than 43.2 million square feet, four consolidated properties under development with approximately 663,000 square feet and three jointly controlled properties under development with more than 957,000 square feet) encompasses approximately 135.4 million rentable square feet and is leased by a diverse base of approximately 3,500 tenants whose businesses include manufacturing, retailing, wholesale trade, distribution, healthcare and professional services. We also own, including through ownership interests in unconsolidated joint ventures, approximately 5,000 acres of land and control an additional 1,900 acres through purchase options.

We refined our business strategy in 2009, which includes planned reductions in undeveloped land inventory in light of lower anticipated development volume and the targeting of non-strategic property dispositions. These decisions further align our focus on markets that we believe offer the best long-term prospects for rental rate growth and overall demand with an emphasis on industrial and medical office properties. Additionally, we no longer plan to develop properties with the intent to sell them at or near completion.

Through our Service Operations reportable segment, we have historically developed or acquired properties with the intent to sell (hereafter referred to as “Build-for-Sale” properties). Build-for-Sale properties were generally identified as such prior to construction commencement and were sold within a relatively short time after being placed in service. Build-for-Sale properties, which are no longer part of our operating strategy, did not represent a significant component of our operations in 2009.

Our Service Operations also provide, on a fee basis, leasing, property and asset management, development, construction, build-to-suit and other tenant-related services. We conduct our Service Operations through Duke Realty Services LLC, Duke Realty Services Limited Partnership and Duke Construction Limited Partnership. Our Rental Operations are conducted through Duke Realty Limited Partnership.

Our headquarters and executive offices are located in Indianapolis, Indiana. In addition, we have 17 regional offices located in Alexandria, Virginia; Atlanta, Georgia; Baltimore, Maryland; Chicago, Illinois; Cincinnati, Ohio; Columbus, Ohio; Dallas, Texas; Houston, Texas; Minneapolis, Minnesota; Nashville, Tennessee; Orlando, Florida; Phoenix, Arizona; Raleigh, North Carolina; St. Louis, Missouri; Savannah, Georgia; Tampa, Florida; and Weston, Florida. We had approximately 1,000 employees as of December 31, 2009.

Financial Information

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 are incorporated herein by reference. Schedule B of this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $12.93 per share as of March 31, 2010 (calculated using the book value of $2.9 billion as of March 31, 2010, divided by the number of outstanding shares of 224.3 million as of March 31, 2010).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Net income (loss) from continuing operations, less preferred dividends	$(25,605)		$(348,927)		$16,755		$103,022	$99,456	$92,638
Preferred dividends	18,363		73,451		71,426		58,292	56,419	46,479
Interest expense	59,021		216,908		195,066		171,555	167,061	103,277

Earnings (loss) before fixed charges	$51,779		$(58,568)		$283,247		$332,869	$322,936	$242,394

Interest expense	$59,021		$216,908		$195,066		$171,555	$167,061	$103,277
Interest costs capitalized	3,841		26,864		53,456		59,167	36,260	9,510

Total fixed charges	62,862		243,772		248,522		230,722	203,321	112,787
Preferred dividends	18,363		73,451		71,426		58,292	56,419	46,479

Total fixed charges and preferred dividends	$81,225		$317,223		$319,948		$289,014	$259,740	$159,266

Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		1.44	1.59	2.15

Ratio of earnings to fixed charges and preferred dividends	N/A	(2)	N/A	(4)	N/A	(5)	1.15	1.24	1.52

(1)	N/A – The ratio is less than 1.0; deficit of $11.1 million exists for the three months ended March 31, 2010. The calculation of earnings includes $83.5 million of non-cash depreciation expense.
(2)	N/A – The ratio is less than 1.0; deficit of $29.4 million exists for the three months ended March 31, 2010. The calculation of earnings includes $83.5 million of non-cash depreciation expense.
(3)	N/A – The ratio is less than 1.0; deficit of $302.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $335.2 million of non-cash depreciation expense.

(4)	N/A – The ratio is less than 1.0; deficit of $375.8 million exists for the year ended December 31, 2009. The calculation of earnings includes $335.2 million of non-cash depreciation expense.
(5)	N/A – The ratio is less than 1.0; deficit of $36.7 million exists for the year ended December 31, 2008. The calculation of earnings includes $304.8 million of non-cash depreciation expense.

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current directors and executive officers as of May 3, 2010 is attached to this Offer to Exchange as Schedule A. Our executive officers and members of our board of directors may not participate in this offer, and therefore do not hold any options eligible for exchange. As of May 3, 2010, our executive officers and directors (14 persons) as a group held options unexercised and outstanding under our long-term incentive plans to purchase a total of 1,157,099 of our shares and 567,489 RSUs, which collectively represented approximately 18.12% of the shares subject to all equity awards outstanding under our long-term incentive plans as of that date.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than (i) outstanding options to purchase our shares of common stock or RSUs granted from time to time to our executive officers and directors under our long-term incentive plans, and (ii) 25,228 shares of common stock pledged by an executive officer for a third-party loan, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Except as otherwise described in the table below, to the best of our knowledge, no other executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common stock, options to purchase our shares of common stock or RSUs during the past 60 days before and including May 3, 2010.

Transaction Date	Name	Transaction Type	Number of Shares	Price
3/18/2010 4/1/2010 4/1/2010 4/1/2010 4/1/2010 4/1/2010 4/1/2010 4/1/2010 4/1/2010 4/27/2010 4/27/2010 4/27/2010 4/27/2010 4/28/2010 4/28/2010 4/28/2010 4/28/2010 4/28/2010 4/28/2010

Geoffrey A. Button

Thomas J. Baltimore, Jr.

Barrington H. Branch

Geoffrey A. Button

William Cavanaugh, III

Ngaire E. Cuneo

Martin C. Jischke, Ph.D.

Lynn C. Thurber

Robert J. Woodward, Jr.

Howard L. Feinsand

Steven R. Kennedy

Dennis D. Oklak

Jack R. Shaw

Thomas J. Baltimore, Jr.

Geoffrey A. Button

William Cavanaugh, III

Ngaire E. Cuneo

Martin C. Jischke, Ph.D.

Lynn C. Thurber

Disposition (sale of shares)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Acquisition (quarterly board retainer)

Disposition (tax withholding on RSU vesting)

Disposition (tax withholding on RSU vesting)

Disposition (tax withholding on RSU vesting)

Disposition (gift)

Acquisition (board meeting fees)

Acquisition (board meeting fees)

Acquisition (board meeting fees)

Acquisition (board meeting fees)

Acquisition (board meeting fees)

Acquisition (board meeting fees)

			8,968 1,204 1,204 1,204 1,204 1,204 1,204 1,204 1,204 127 192 672 216 303 303 303 303 303 303	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	12.52 12.46 12.46 12.46 12.46 12.46 12.46 12.46 12.46 13.25 13.25 13.25 13.25 13.20 13.20 13.20 13.20 13.20 13.20

Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Options that we accept for exchange through the offer will be cancelled. The shares of common stock subject to surrendered options that were originally granted under our 1995 Option Plan will not be returned to the pool of shares available for grants of new awards under our long-term incentive plans. Shares of common stock subject to surrendered options that were originally granted under our 2005 Incentive Plan will be available for future issuance under the 2005 Incentive Plan.

Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), we will recognize the incremental compensation cost of the new RSUs granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new RSU granted to employees in exchange for exchanged options, measured as of the date the new RSUs are granted, over the fair value of the exchanged options, measured immediately prior to the completion date of the offer. The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the new RSUs under the option exchange will be recognized over the vesting period of the new RSUs. In the event that any of the new RSUs are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited RSUs or options generally will not be recognized.

Since the offer has been structured to replace underwater options with new RSUs of lesser or equal value, we do not expect to recognize any material compensation expense. The only compensation expense we are likely to incur will result from fluctuations in our stock price and other stock option pricing model variables between the time the exchange ratios were set, May 6, 2010, and when the exchange actually occurs on the completion date. As a result, the option exchange will allow us to realize real incentive and retention benefits from the new RSUs issued, while recognizing approximately the same amount of compensation expense as we would have recognized for the exchanged options.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of new RSUs as contemplated by the offer, or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of new RSUs or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new RSUs for exchanged options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new RSUs on the grant date, we will not grant such new RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the grant date we will not grant the new RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

Section 14. Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new RSUs pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

Eligible employees who exchange outstanding options for new RSUs generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new RSUs in connection with the option exchange.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Restricted Stock Units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the RSUs vest and we deliver the shares to you, at which time the Company generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the shares. We will satisfy all tax withholding obligations in the manner specified in your RSU Award Certificate. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, and local tax consequences of participating in the offer.

Section 15. Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m. EDT on the next U.S. business day following the previously scheduled completion date.

We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with this offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 1, 2010.

2.	Our definitive Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on March 17, 2010;

3.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2010, filed with the SEC on May 6, 2010;

4.	Our Current Report on Form 8-K filed with the SEC on May 4, 2010; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 20, 1998, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, IN 46240, Attention: Tracy Swearingen or by calling us at 317- 808- 6133. The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

Duke Realty Corporation

May 6, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

Our executive officers and directors are set forth in the following table:

Name
Dennis D. Oklak	Chairman of the Board and Chief Executive Officer
Christie B. Kelly	Executive Vice President and Chief Financial Officer
Howard L. Feinsand	Executive Vice President, General Counsel and Corporate Secretary
Steven R. Kennedy	Executive Vice President, Construction
Thomas J. Baltimore, Jr.	Director
Barrington H. Branch	Director
Geoffrey A. Button	Director
William Cavanaugh III	Director
Ngaire E. Cuneo	Director
Charles R. Eitel	Director
Martin C. Jischke, Ph.D	Director
Jack R. Shaw	Director
Lynn C. Thurber	Director
Robert J. Woodward, Jr.	Director

The address of each executive officer and director is:

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

DUKE REALTY CORPORATION

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2009 and the quarter ended March 31, 2010 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(In thousands, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2009	December 31, 2008	March 31, 2010 (Unaudited)	March 31, 2009 (Unaudited)
Rental and related revenue	$894,580	$857,559	$222,020	$217,285
General contractor and service fee revenue	449,509	434,624	113,641	105,088
Net income (loss) attributable to common shareholders	$(333,601)	$50,408	$(15,264)	$23,247

Net Income (Loss) per Share:
Basic	$(1.67)	$0.33	$(0.07)	$0.15

Diluted	$(1.67)	$0.33	$(0.07)	$0.15

Weighted Average Shares:
Basic	201,206	146,915	224,153	148,488

Diluted	201,206	146,915	224,153	155,757

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, except per share amounts)

	March 31, 2010 (Unaudited)	December 31, 2009	December 31, 2008
Net Real Estate Investments	$6,245,513	$6,343,528	$6,790,022
Non-Real Estate Assets	846,755	960,751	900,861

Total Assets	$7,092,268	$7,304,279	$7,690,883

Indebtedness	$3,740,333	$3,854,032	$4,276,990
Other Liabilities	434,747	482,387	513,918

Total Liabilities	$4,175,080	$4,336,419	$4,790,908
Total ’ Equity	2,917,188	2,967,860	2,899,975

Total Liabilities and Shareholder’s Equity	$7,092,268	$7,304,279	$7,690,883

B-1